Exhibit 10.9

                       SECOND AMENDMENT TO LEASE AGREEMENT


         THIS SECOND AMENDMENT TO LEASE AGREEMENT ("First Amendment") is made this 9th day of September, 2004, by and between THE REALTY ASSOCIATES FUND VI, L.P., a Delaware limited liability partnership, successor in interest to Van Brunt Associates ("Landlord") and MEDICAL NUTRITION USA, INC., a Delaware corporation, formerly known as Medical Nutrition, Inc. ("Tenant").


                                   WITNESSETH:


         WHEREAS, Van Brunt Associates, Landlord's predecessor in interest, and Tenant entered into that certain Lease Agreement dated October 4, 1984, as amended by that certain First Amendment to Lease dated as of October 24, 1994 and that certain lease extension letter dated November 17, 1999 (collectively, the "Lease"), pursuant to which Tenant leased that certain premises in the building located at 10 West Forest Avenue, Englewood, NJ 07631 (the "Building"), said premises containing Seven Thousand Five Hundred (7,500) rentable square feet (the "Premises"); and

         WHEREAS, the Term of the Lease expires December 31, 2004; and

         WHEREAS, Landlord and Tenant desire to amend the Lease to extend the Term of the Lease and to amend certain other terms and conditions of the Lease as herein provided.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to the following:

     1. Recitals. The recitals set forth above are incorporated herein by this reference with the same force and effects as if fully set forth hereinafter.

     2. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meeting ascribed to them in the Lease. From and after the date hereof, the Lease and his Second Amendment shall be known collectively as the "Lease".

     3. Term. Notwithstanding anything to the contrary contained in the Lease or elsewhere, the Term of the Lease is hereby extended for a period of five (5) years commencing on January 1, 2005 (the "Renewal Date") and expiring December 31, 2009 (inclusively, the "Renewal Term"), unless sooner terminated pursuant to the terms of the Lease or hereof.

     4.   Base Rent.
        a. Notwithstanding anything to the contrary contained in the Lease, during the Renewal Term Tenant shall pay Base Rent with respect to the Premises at the times and in the manner set forth in Section 3 of the Lease in accordance with the following schedule:


                    Period             Annual Base Rent     Monthly Base Rent
                    ------             ----------------     -----------------
             01/01/05 - 12/31/05          $77,625.00            $6,468.75
             01/01/06 - 12/31/06          $79,953.75            $6,662.81
             01/01/07 - 12/31/07          $82,352.36            $6,862.70
             01/01/08 - 12/31/08          $84,822.93            $7,068.58
             01/01/09 - 12/31/09          $87,367.62            $7,280.64

        b. Tenant shall continue to pay all Additional Rent as and when due under the Lease.

     5.   "As-Is" Condition.

     a. Tenant acknowledges that all obligations of Landlord to construct tenant improvements for the Premises pursuant to the Lease have been met. Tenant hereby agrees to accept the Premises in its "as-is" condition existing on the date hereof and Landlord shall have no obligation to construct any tenant improvements to the Premises on behalf of Tenant during the Renewal Term.
     b.   Notwithstanding the foregoing, Landlord shall:

       (i) Replace the HVAC roof mounted unit that serves the conference room;
       and

       (ii) Replace the lavatory sinks and toilets (provided this does not require reconstruction of the lavatory rooms or their finishes).

     6. Notices. Landlord's address for notices set forth on the first page of the Lease is hereby deleted.
     All notices required to be sent to Landlord pursuant to Section 20 of the Lease shall be sent to landlord at the following addresses:

                 Landlord:                 The Realty Associates Fund VI, L.P.
                                           c/o Kwartler Associates
                                           2 North Street
                                           Waldwick, New Jersey 07463

                 With a copy to:           TA Associates Realty
                                           28 State Street
                                           Boston, Massachusetts 02109
                                           Attn:  Mr. Christopher J. Good

      The last clause of the first paragraph of Section 20 "with copies to Harris R. Silver, Esq., 101 Eisenhower Parkway, Roseland, New Jersey 07068"
                                shall be deleted.

     7. Assignment and Subletting. Article 14 of the Lease is herby deleted in its entirety and the following Article 14 is hereby substituted in lieu thereof:

          "14.     ASSIGNMENT AND SUBLETTING
                   -------------------------

              14.1 Tenant shall not voluntarily or by operation of law assign, transfer, hypothecate, mortgage, sublet, or otherwise transfer or encumber (hereinafter collectively "Assign") or sublet (hereinafter "Sublet") all or any part of Tenant's interest in this Lease or in the Premises, without Landlord's prior written consent, which shall not be unreasonably withheld. Landlord shall respond to Tenant's written request for consent hereunder within thirty (30) days after Landlord's receipt of the written request from Tenant. Any attempted Transfer without such consent shall be void and shall constitute a material default and breach of this Lease. Tenant's written request for Landlord's consent shall include, and Landlord's thirty (30) day response period referred to above shall not commence, unless and until Landlord has received from Tenant, all of the following information in Section
              14.2 or 14.3, as applicable:

              14.2 Sublet: Tenant's written request for Landlord's consent to Sublet shall include (a) a description of the business the subtenant intends to operate on the Premises, which must be for a use permitted by the Lease, (b) the proposed effective date of the sublease, (c) a copy of the proposed sublease, and (d) a detailed description of any Alterations needed to accommodate the proposed subtenant.

              14.3 Assignment : Tenant's written request for Landlord's consent to Assign shall include all of the following: (a) financial statements for the proposed assignee or subtenant for the past two
              (2) years prepared in accordance with generally accepted accounting principles, if available, (b) federal tax returns for the proposed assignee for the past two (2) years, if available,
              (c) a detailed description of the business the assignee or subtenant intends to operate the Premises, (d) the proposed effective date of the assignment or sublease, (e) a copy of the proposed sublease or assignment which includes all of the terms and conditions of the proposed assignment or sublease, and (f) a detailed description of any Alterations the proposed assignee or subtenant desires to make to the Premises.

              14.4 Landlord shall not unreasonably withhold its consent to Sublet or Assign, provided that Tenant has complied with each and every requirement, term and condition of this Section 14. Tenant acknowledges and agrees that each requirement, term and condition in this Section 14 is a reasonable requirement, term or condition. It shall be deemed reasonable for Landlord to withhold its consent to Sublet or Assign any requirement, term or condition of this
              Section 14 is not complied with or (a) the proposal would cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (b) in Landlord's reasonable judgment, a proposed assignee has a smaller net worth than Tenant had on the date this Lease was entered into with Tenant or is not able financially to pay the rents due under this Lease as and when they are due and payable; (c) a proposed assignee's or subtenant's business will impose a burden on the Project's parking facilities, Common Areas or utilities that is substantially greater than the burden imposed by Tenant, in Landlord's reasonable judgment; (d) the terms of a proposed assignment or subletting will allow the proposed assignee or subtenant to exercise a right of renewal, right of expansion, right of first offer, right of first refusal or similar right held by Tenant; (e) a proposed assignee refuses to enter into a written assignment agreement, reasonably satisfactory to Landlord, which provides that it will abide by and assume all of the terms and conditions of this Lease for the term of any assignment and containing such other terms and conditions as Landlord reasonably deems necessary; (f) the use of the premises by the proposed assignee or subtenant will not be a use permitted by this Lease:
              (g) any guarantor of this Lease refuses to consent to the assignment or to execute a written agreement reaffirming the guaranty; (h) Tenant is in default as defined in Section 18 at the time of the request; (i) Landlord has sued or been sued by the proposed assignee or has otherwise been involved in a legal dispute with the proposed assignee; (j) the assignee or subtenants is involved in a business which is not in keeping with the then-current standards of the Project; (k) the proposed assignee or subtenant is an existing tenant of the Project or is a person or entity then negotiating with Landlord for the lease of space in the Project; or (l)the assignee or subtenant will use, store or handle Hazardous Materials in or about the Premises of a type, nature, quantity not acceptable to Landlord, in landlord's sole discretion.

              14.5 Landlord shall be entitled to receive from Tenant (as and when received by Tenant) as an item of additional rent the following amounts (hereinafter the Premium): one-half of all amounts received by Tenant from the subtenant or assignee in excess of the amounts payable by Tenant to Landlord hereunder. The Premium shall be reduced by the reasonable brokerage commissions and legal fees actually paid by Tenant in order to assign the Lease or to sublet a portion of the Premises. "Premium" shall mean all Base Rent, additional rent or other consideration of any type whatsoever payable by the assignee or subtenant in excess of the Base Rent and additional rent payable by Tenant under this Lease. If less than all of the Premises is transferred, the Base Rent and the additional rent shall be determined on a per-leasable-square-foot basis. "Premium" shall also include, but not be limited to, key money and bonus money paid by the assignee or subtenant to Tenant in connection with such transfer, and any payment in excess of fair-market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment or furniture transferred by Tenant to the assignee or subtenant in connection with such transfer.

              14.6 Notwithstanding anything to the contrary contained in this
              Section 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any request by Tenant to assign this Lease or to sublease space in the Premises (the term of which sublease expires during the last twelve (12) months of the Term), to terminate this Lease with respect to said space as of the date thirty (30) days after Landlord's election. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Base Rent, Operating Expenses and the number of parking spaces Tenant may use shall be adjusted on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the original Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of same. If Landlord recaptures only a portion of the Premises, it shall construct and erect at its sole cost such partitions as may be required to sever the space to be retained by Tenant from the space recaptured by landlord. Landlord may, at its option, lease any recaptured portion of the Premises to the proposed subtenant or assignee or to any other person or entity without liability to Tenant. Tenant shall not be entitled to any portion of the profit, if any, Landlord may realize on account of such termination and reletting. Tenant acknowledges that the purpose of this Section is to enable Landlord to receive profit in form of higher rent or other consideration to be received from an assignee or subtenant to give Landlord the ability to meet additional space requirements of other tenants of the Project and to permit Landlord to control the leasing of space in the Project. Tenant acknowledges and agrees that the requirements of this Section are commercially reasonable and are consistent with the intentions of Landlord and Tenant.

              14.7 In the event Tenant shall request Landlord's consent to Assign this Lease or Sublet the Premises, then Tenant shall pay Landlord's reasonable costs and expenses incurred in connection therewith, including, but not limited to, attorneys', architects', accountants', engineers', or other consultants' fees.

              14.8 The foregoing notwithstanding, provided Tenant is not in default after expiration of all applicable notice and cure periods, Tenant shall have the right, without Landlord's consent, upon thirty (30) days advance written notice to Landlord, to assign the Lease or sublet the whole or any part of the Premises
              (a) to any entity or entities which are owned by Tenant, or which owns Tenant, (b) in connection with the sale or transfer of substantially all of the assets of the Tenant or the sale or transfer of substantially all of the outstanding ownership interests in Tenant, or (c) in connection with a merger, consolidation or other corporate reorganization of Tenant (each of the transactions referenced in the above subparagraphs (a), (b), and (c) are hereinafter referred to as "Permitted Transfer," and each surviving entity shall hereinafter be referred to as a "Permitted Transferee"); provided, that such assignment or sublease is subject to the following conditions:

                (i) Tenant shall remain fully liable under the terms of the Lease;

                (ii) such Permitted Transfer shall be subject to all of the terms, covenants and conditions of the Lease;

                (iii) in the event the entity which constitutes Tenant does not survive such transaction, such Permitted Transferee has a net worth at least equal to the net worth of Tenant as of the date of this Lease, and

                (iv) such Permitted Transferee shall expressly assume the obligations of Tenant under the Lease by a document reasonably satisfactory to Landlord.

     8. Compliance with Laws. Article 16 of the Lease is hereby modified by adding the following new Section 16.2(iv):

                (iv) "Tenant shall, at Tenant's sole expense, comply with all requirements of the Americans With Disabilities Act ("ADA") that relate to the Premises and with all federal, state and local laws and regulations governing occupational safety and health."

     9. Brokers. Tenants represents and warrants to Landlord that Tenant has not had any dealings or entered into any agreements with any person, entity, realtor, broker, agent or finder in connection with the negotiation of this Second Amendment other than Kwartler Associates, Inc. Tenant shall indemnify and hold Landlord harmless from and against any loss, claim, damage, expense (including costs of suit and reasonable attorneys' fees) or liability to any compensation, commission or charges claimed by any other realtor, broker, agent or finder claiming to have dealt with Tenant in connection with this Second Amendment.

     10. Reaffirmation of Terms. Except as modified herein, all of the terms, covenants and provisions of the Lease are hereby confirmed and ratified and shall remain unchanged and in full force and effect.

     11. Representations. Tenant hereby represents and warrants to Landlord that Tenant (i) is not in default of its obligation under the Lease and that such Lease is valid, binding and enforceable in accordance with its terms, (ii) has full power and authority to execute and perform this Second Amendment, and (iii) has taken all action necessary to authorize the execution and performance of this Second Amendment.

     12. Counterpart Copies: This Second Amendment may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Second Amendment.

     13. Deleted Provision: Effective as of the date hereof, Section 51 of the Lease is hereby deleted in its entirety.


                        [SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day and year first above written.


LANDLORD

THE REALTY ASSOCIATES FUND VI, L.P.
A Delaware limited partnership

By:  Realty Associates Fund VI LLC, a
     Massachusetts limited liability company,
     General partner

     By:   Realty Associates Advisors LLC, a
           Delaware limited liability company,
           Manager

           By:   Realty Associates Advisor Trusts, a
                 Massachusetts business trust, sole
                 Member


                 By:
                    ----------------------------------
                                [Officer]

By:  Realty Associates Fund VI Texas
     Corporation, a Texas corporation, general
     Partner

     By:
        ----------------------------------------------
                          [Officer]


TENANT

MEDICAL NUTRITION USA, INC.
A Delaware corporation


By:
   ----------------------------------------------

Name:
     --------------------------------------------

Title:
      -------------------------------------------